Exhibit 10.2

July 1, 2011

Mark Fanning 2300 Carillon Point Kirkland, WA 98033	ICO Global Communications 2300 Carillon Point Kirkland, WA 98033 Tel 425 278-7100 Fax 425 278-7101

Dear Mark,

On behalf of ICO Global Communications (Holdings) Limited (“ICO”) I am pleased to offer you the exempt position of Chief People Officer reporting to ICO’s Chief Executive Officer under the terms of this employment letter (“Employment Letter”) beginning July 5, 2011. As an Officer of ICO, all terms and conditions of your employment are subject to approval by ICO’s Compensation Committee.

During the course of your employment with ICO, you will dedicate full time and efforts to ICO to fulfill your duties and obligations; provided that, nothing herein will prevent you from (i) participating in industry, trade, professional, charitable and community activities (ii) serving on corporate, civic or charitable boards or committees as mutually agreed by us and you, and (iii) managing your personal investments and affairs, in each case so long as such activities do not conflict with ICO’s interests or interfere with the effective performance of your responsibilities to ICO.

Base Salary and Performance Bonus

As a full-time employee in this exempt position your compensation will be calculated at a rate equal to an annual salary of $250,000 (less payroll taxes and required withholdings) paid semi-monthly subject to any increase approved by the ICO Compensation Committee. You will also be eligible for an annual discretionary bonus of up to 50% of your annual base salary based on performance criteria as approved by ICO’s Compensation Committee and contingent upon your continuous service with the company through the date any bonus is paid.

Stock Awards

You will receive 150,000 restricted shares of ICO Class A common stock (“Restricted Stock”) with a grant date of July 5, 2011. You will also receive an option to purchase 150,000 shares of the Class A common stock of ICO (“Stock Option”) with a grant date of July 15, 2011 and a vesting date of July 5, 2011. Your Stock Option award will vest over 4 years consistent with the terms of the ICO 2000 Stock Incentive Plan.

Vesting of your Restricted Stock will be based on ICO’s performance as described below:

25% vest when ICO’s trailing 12 month net income reaches $ 50MM

25% vest when ICO’s trailing 12 month net income reaches $100MM

25% vest when ICO’s average closing share price for any 20 consecutive trading days is $4.50 or higher

25% vest when ICO’s average closing share price for any 20 consecutive trading days is $6.00 or higher

All performance goals must be achieved within 7 years of the date of grant or the Restricted Stock will be forfeited. If a performance target is achieved within 1 year of the grant, no vesting will occur until the first anniversary of the grant. Net income calculations will exclude any proceeds from the sale of ICO’s interests in or related to DBSD and from any proceeds arising out of the litigation between ICO and the Boeing Company and its subsidiaries. Vesting is subject to your continuous service with ICO.

Restricted Stock and Stock Options are (i) subject to the terms and conditions of their respective plan agreements and (ii) subject to board and shareholder approval of an increase in the number of shares available under the ICO 2000 Stock Incentive Plan to the extent required.

Employee Proprietary Information and Inventions Agreement

In exchange for the consideration of your employment, you agree to execute and abide by the terms of the ICO Employee Intellectual Property Agreement without modification, a copy of which is enclosed.

Benefits/Vacation/Expenses

You will be eligible for standard company benefits under the applicable company plans. The amount and extent of benefits to which you are entitled will be governed by the specific benefit plan, as it may be amended from time to time. You will accrue 15 days of paid vacation per year. Such vacation will be taken at such times as determined by you, subject to the reasonable business needs of ICO. ICO will reimburse you for reasonable business expenses and other disbursements paid by you in the performance of your duties and responsibilities in accordance with ICO’s policies.

Employment At Will

By signing this Employment Letter, you understand and agree that your employment will continue at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or ICO’s option, and ICO can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this Employment Letter. This at-will relationship will remain in effect throughout your employment with ICO or any of its parents, subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both ICO and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies, practices or patterns of conduct.

Other Terms of Employment

Subsequent to receipt of this signed offer letter and as a further condition for employment, ICO conducts a reference/background check on prospective employees. ICO reserves the right to rescind the offer set forth in this letter based on the results of such screenings and may do so in its sole discretion. By your signature below you authorize ICO to conduct this reference / background check. This offer is also conditioned on your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

Arbitration of Claims

You hereby acknowledge and agree that all disputes concerning your employment with ICO, the termination thereof, the breach by either party of the terms of this Employment Letter or any other matters relating to or arising from your employment (with the exception of those excluded from arbitration by statute), will be resolved in binding arbitration in a proceeding in Kirkland, WA administered by and under the rules and regulations of National Rules for the Resolution of Employment Disputes of the American Arbitration Association. This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential.

The arbitration procedure will afford you and ICO the full range of statutory remedies. ICO and you will be entitled to discovery sufficient to adequately arbitrate any covered claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The party that is not the substantially prevailing party, which determination shall be made by the arbitrator in the event of ambiguity, shall be responsible for paying for the arbitration filing fee and the arbitrator’s fees.

Nothing contained in this section will limit ICO’s or your right to seek relief in any court of competent jurisdiction in respect of the matters set forth in the “ICO Employee Proprietary Information and Inventions Agreement.” We specifically agree that disputes under the “ICO Employee Proprietary Information and Inventions Agreement” will not be subject to arbitration unless both parties mutually agree to arbitrate such disputes.

Expiration of Offer:

Please indicate your acceptance of this offer by signing below and returning it to the attention of Lois Gearhart by July 5, 2011 after which time the offer will expire. By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to ICO as its employee; and (ii) you have not and shall not bring confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

This Employment Letter, any restricted stock and stock option agreement between you and ICO, and the ICO’s Employee Intellectual Property Agreement constitute the entire agreement, arrangement and understanding between you and ICO on the nature and terms of your employment with ICO. This Employment Letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, subject to the sixth sentence in this paragraph regarding any stock option agreement between you and ICO. By executing this Employment Letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this Employment Letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this Employment Letter. In the event of any inconsistency between the terms contained in this Employment Letter and the terms contained in any restricted stock or stock option agreement between you and ICO, the terms contained in this Employment Letter will control, and the provisions regarding vesting or termination contained in your restricted stock and stock option agreements will be superseded by the provisions of this Employment Letter to the extent of any conflict. In addition, the covenants contained in the ICO Employee Intellectual Property Agreement will also supersede the provisions of any other similar covenant contained in your restricted stock and stock option agreement to the extent of any conflict. This Employment Letter may be executed in counterparts, each of which (including any signature transmitted via facsimile or email) shall be deemed to be an original, and all of which together shall constitute one instrument.

Except as otherwise specified in this Employment Letter, the terms and conditions of your employment pursuant to this letter may not be modified in any way except by a writing from ICO’s Chief Executive Officer.

We hope that you will accept this offer and look forward to working with you.

Signature of Acceptance	Sincerely,

ICO Global Communications (Holdings) Ltd

/s/ Mark Fanning	/s/ Ben Wolff
By: Mark Fanning	By: Ben Wolff
Chief Executive Officer

Date: July 5, 2011

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